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                         SUBSIDIARIES OF THE COMPANY

                           NAME OF SUBSIDIARY     STATE OF INCORPORATION
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
                   1.  Schlotzsky's Real Estate, Inc.       Texas
                   2.  Schlotzsky's Restaurants, Inc.       Texas
                   3.  Schlotzsky's Brands, Inc.            Texas
                   4.  Schlotzsky's Equipment Corporation   Texas
                   5.  DFW Restaurant Transfer Corporation  Texas
                   6.  56th & 6th, Inc.                     Texas
                   7.  SREI Turnkey Development, L.L.C.     Texas
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